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               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                    THE R.O.C. TAIWAN FUND
..................................................................
     (Name of Registrant as Specified In Its Charter)


..................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................





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[LOGO AND LETTERHEAD OF THE R.O.C. TAIWAN FUND]


                                                                   June 12, 2003

Dear R.O.C. Taiwan Fund Shareholder:

     Your Board of Trustees is fighting a costly and time consuming battle to protect your investment in The R.O.C. Taiwan Fund (the 'Trust') from a short-term dissident shareholder from the Isle of Man, Laxey Partners Limited ('Laxey'). We believe that Laxey is trying to make a quick profit at your expense.

     ASK YOURSELF THESE QUESTIONS: IF LAXEY DIDN'T LIKE THE TRUST'S PERFORMANCE OVER THE LAST SEVERAL YEARS, WHY DID LAXEY PURCHASE 4 MILLION SHARES OF THE TRUST LESS THAN TEN MONTHS AGO? AND DOES LAXEY REALLY SEEK LIQUIDITY FOR YOUR SHARES OR A LIQUIDATION OF THE TRUST?

     We need your help in sending Laxey a message that it should take its get rich quick scheme somewhere else. You can do this by discarding Laxey's proxy materials and signing and returning the enclosed WHITE proxy card today.

                         YOUR BOARD NEEDS YOUR SUPPORT!

     You should have received within the last week a letter from your Board of Trustees, with an accompanying insert, urging you to support your Board by voting the enclosed WHITE proxy card 'FOR' the election of Trustees, 'AGAINST' the conversion proposal and 'AGAINST' Laxey's proposal to terminate the Trust's investment advisory contract with International Investment Trust Company ('IIT'). The Trust's Annual Meeting will take place on June 24, less than two weeks from today.

     Unsurprisingly, the proxy statement Laxey sent you hardly even attempts to refute most of our letter and insert -- for the simple reason that Laxey couldn't. Laxey's proxy statement no longer includes some of the false and misleading statements that we highlighted for you in our mailing of last week -- for example, having been reminded that one of its co-owners stood up two of your Trustees at a meeting in Laxey's own office last November, Laxey could no longer pretend that neither the Board nor IIT had 'initiated any discussions or other dialogue' with Laxey. But what Laxey has sent you remains grossly misleading. AND WHAT LAXEY DOESN'T SAY AT ALL IS EVEN MORE TELLING.





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     CONSIDER THE FOLLOWING:

      Laxey says in its proxy material (three times!) that according to Morningstar, the Trust's market return trailed the market return of the 'category' assigned by Morningstar in 2000, 2001, 2002 and 2003 (through May 30). BUT Laxey tells you nothing about that category or why you should consider it relevant. WHY? Because Laxey knows that Morningstar groups in one category all equity funds (both closed-end and open-end) that invest in any part of the entire Asia/Pacific region (excluding Japan). Now ask yourself -- is the performance of a fund that specializes in investing in a country whose market has risen rapidly relevant in assessing the performance of another fund (such as the Trust) that can only invest in a country whose market has fallen or been flat? Is the performance of a regional fund that can pick and choose among various countries' markets relevant in assessing the performance of another fund (such as the Trust) that specializes in one country within that region? OF COURSE NOT!

      That is why the SEC requires open-end fund prospectuses to disclose a fund's relative performance in relation to a market index of the kinds of stocks in which that fund invests. In the Trust's case that index is the Taiwan Stock Exchange Index (the 'TAIEX') -- and the Trust's market return BEAT the TAIEX in four of the last five calendar years when the depreciation of the NT (New Taiwan) Dollar against the US dollar is taken into account. MOREOVER, DURING THAT FIVE-YEAR PERIOD (1998-2002) AS A WHOLE, THE TRUST'S MARKET RETURN OUTPERFORMED THE TAIEX BY NEARLY FIVE PERCENTAGE POINTS AFTER THE TAIEX IS TRANSLATED INTO US DOLLARS (AS IT MUST BE IN ORDER FOR THE COMPARISON TO BE MEANINGFUL).

      Laxey says that if your Board and IIT were serious about improving shareholder relations, they would have taken 'concrete' actions, such as offering an interval fund structure, to maximize shareholder value and liquidity. BUT Laxey says almost nothing about what the implications of converting the Trust into an interval fund would be. WHY? Because Laxey knows that an interval fund structure, which few closed-end funds have adopted, would require the Trust to make periodic tender offers for its shares and therefore have the nearly certain effect (not merely the 'potential' as Laxey suggests) of substantially reducing the Trust's assets available for investment in Taiwan. Laxey, to be sure, would have only the right to participate in such offers on the same basis as any other shareholder. BUT LAXEY ALSO KNOWS THAT IT STANDS TO GAIN THE MOST BECAUSE MANY OF OUR SHAREHOLDERS -- UNLIKE LAXEY ITSELF -- ARE LIKELY TO HAVE MORE LONG-TERM OBJECTIVES THAT WOULD NOT BENEFIT FROM A STEADILY SHRINKING PORTFOLIO OF INVESTMENTS BY THE TRUST AND THE INCREASED EXPENSE RATIO THAT IS TYPICALLY THE CASE FOR A SMALLER FUND. Nor would those shareholders benefit from converting the Trust into an open-end fund, which your Board believes would cast serious doubt on the ability of the Trust to survive at all.

      Laxey says that although the discount to net asset value at which the Trust's





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      shares have traded has recently narrowed, that didn't happen until 'after
      Laxey's intention to submit a proposal was first made public.' BUT, as we pointed out in our letter last week, the discount first began falling below 10% on a consistent basis in late March, more than two months after Lacey's proposal first became public and TWO MONTHS BEFORE the public even knew of the Board's decision to allow Laxey to present its proposal at the Annual Meeting. Of course, Laxey also neglects to mention that the Trust's discount (which was 9.22% as of the close of trading at the end of last week, nearly three percentage points higher than what it was only one week earlier) is less -- in many cases substantially so -- than the discount of most other closed-end international equity funds (including most of those in the Morningstar category referred to above).

      Finally, Laxey says that it believes no other closed-end fund tracked by Morningstar 'with assets greater than $100 million and investing solely in international equity securities' has By-law limitations on shareholder proposals as restrictive as those of the Trust. BUT LAXEY DOESN'T TELL YOU that By-laws are only one part of a framework that also includes a fund's charter and underlying statutory law, and that, as a general rule, investment company boards of directors or trustees retain the discretion (subject to the SEC proxy rule that Laxey could not comply with) to determine whether to present for a binding shareholder vote proposals that the board considers not in the best interests of ALL shareholders. You also should know something else that Laxey probably did not bother to check: when compared to the requirements in the Trust's organizing documents, no other international equity fund investing in the Asia/Pacific region or anywhere else is subject to as rigorous a requirement to present an open-ending proposal for shareholder consideration -- as will be the case at the Trust's upcoming Annual Meeting for the eighth time since 1995.

                                    *  *  *

     The purpose of the Trust is to provide a convenient vehicle for investors to participate in the Taiwan stock market. Your Board will continue to pursue that mission while working closely with IIT in order to seek to maximize shareholder value. THE PORTFOLIO STRATEGY UTILIZED BY IIT IS INTENDED TO PRODUCE SUPERIOR RETURNS OVER THE LONG TERM, WITHOUT AT THE SAME TIME SUBJECTING OUR SHAREHOLDERS' INVESTMENT TO UNDUE RISK OR VOLATILITY.

     We are pleased that many of our shareholders have applauded the Trust's announcement last October that the Trust intended to concentrate more of its portfolio on companies trading in Taiwan having close links to the economy of China. We understand that there will be periods when the Trust's concentration in stocks particularly exposed to China will produce disappointing market returns, as was the case during the first five months of this year when concerns about SARS had an unfavorable impact on both the Taiwan and China markets. But your Board also strongly believes that a large majority of the Trust's shareholders share our objective of making the Trust




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available to investors around the world, large and small, who want to invest in the economies of Taiwan AND China over the long term.

     While there can be no assurance, of course, that the Trust will achieve superior returns, we CAN assure you that your Board will continue to carefully monitor the Trust's performance. Your Board also will continue to consider whether any actions should be taken for the purpose of seeking to further reduce the Trust's discount, for the benefit of ALL of our shareholders, over the long term. We urge you to give IIT the opportunity to continue serving your interests by discarding any gold proxy card that you may receive and, if you have not already voted on a WHITE proxy card, returning only the WHITE proxy card included with this letter and voting 'FOR' the election of Trustees, 'AGAINST' the conversion proposal and 'AGAINST' Laxey's proposal to terminate the Trust's investment advisory contract with IIT. Even if you have already returned Laxey's gold proxy card, you can change your vote by returning the enclosed WHITE proxy card. If you have any questions, please call our proxy solicitors, MacKenzie Partners, Inc., toll-free at 1-800-322-2885 or collect at 212-929-5500.

                                          Your Board of Trustees

     Shareholders are urged to read the Trust's proxy statement for its 2003 Annual Meeting of Shareholders, which contains important information concerning the Trustees and executive officers of the Trust, the proposals that will be voted on at the Annual Meeting and other matters. As a result of the additional efforts required to respond to Laxey's proposal and decision to conduct a proxy fight, the Trust's estimated expenses in connection with the solicitation of shareholder votes for the Annual Meeting have risen to approximately $225,000 to date and are expected to total approximately $300,000. The Trust and its Trustees and executive officers may be deemed to be participants in the solicitation of proxies from the Trust's shareholders with respect to the matters described in this letter.


     IF YOU HAVE ANY QUESTIONS OR NEED HELP VOTING YOUR SHARES,
                            PLEASE CALL:

                          [MACKENZIE LOGO]

                         105 Madison Avenue
                      New York, New York 10016
                 email: proxy@mackenziepartners.com
                    Call collect: (212) 929-5500
                    OR TOLL FREE: (800) 322-2885
                     Facsimile: (212) 929-0308